EXHIBIT 10.20

QUANEX BUILDING PRODUCTS CORPORATION

DIRECTOR

STOCK AND/OR CASH SETTLED

PERFORMANCE UNIT AWARD AGREEMENT

[GRANTEE NAME]

Grantee

Date of Award:	<< >>

Number of Performance Units Granted:	<< >>

Target Value of Performance Units:	<< >>

AWARD OF PERFORMANCE UNITS

1.	GRANT OF PERFORMANCE UNITS. The Board of Directors (the “Board”) of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, the number of Performance Units set forth above in accordance with the formulas below, on the terms and conditions set forth in this Performance Unit Award Agreement (this “Agreement”).

Each Performance Unit provides you an opportunity to receive shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and/or to earn a cash payment based upon attainment of the Performance Goals during the Performance Period. For purposes of this Agreement, the term “Performance Period” means the [    ]-year period beginning [            ], and ending [            ] (the “Ending Date”) and the term “Performance Goals” means the attainment of the following goals:

	[Performance Goal A][1]		[Performance Goal B]
Maximum Milestone	[	]	[	]
Target Milestone	[	]	[	]
Threshold Milestone	[	]	[	]

This Award shall “vest” on the date on which the Board certifies that the Performance Goals have been satisfied or, if earlier, on the date you are otherwise entitled to receive a payment under Section 5 of this Agreement. The Target Value of each Performance Unit shall be equal to $[            ].

[1]	This chart, and the use of the terms “Performance Goal A” and “Performance Goal B” throughout this model form, are for illustration purposes only. The number of separate performance goals to be used, the values and milestones attributable to each performance goal, and the specific performance criteria underlying each performance goal, will be determined by the Board in connection with each grant of Performance Units.

Director

2.	AWARD MODIFIER. The value of the Performance Units granted hereby shall be the Target Value set forth above multiplied by the award modifier set forth below (the “Award Modifier”). For purposes of this Agreement, this value shall be referred to as the “Vested Value”.

[Performance Goal A]

[    ]% of the Award Modifier will be determined based on [Performance Goal A].

The following table shows the requisite performance for this portion of the Award.

	[Performance Goal A]		Award Modifier
Maximum Milestone	[	]	[	]%
Target Milestone	[	]	[	]%
Threshold Milestone	[	]	[	]%

Performance below the threshold milestone will result in 0% Award Modifier for this portion of the award. The Award Modifier will be interpolated for performance between threshold and target milestones, and target and threshold milestone.

[Performance Goal B]

The final [    ]% of the Award Modifier will be determined based on [Performance Goal B]. The following table shows the requisite performance for this portion of the Award.

	[Performance Goal B]		Award Modifier
Maximum Milestone	[	]	[	]%
Target Milestone	[	]	[	]%
Threshold Milestone	[	]	[	]%

The Board’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons. The Board may decrease, but may not increase the amount payable under this Agreement.

3.	PAYMENT. The total value (the “Earned Amount”) owed to you in connection with this Agreement will be determined by multiplying the number of Performance Units by the Vested Value. Except as otherwise expressly provided herein, the total value owed to you based on the calculations set forth above will be paid to you [ ]% in cash (the “Cash Payment”) and [ ]% in common stock of the Company (the “Stock Issuance”).

Stock Issuance

The number of shares (if any) to be issued in connection with the Stock Issuance (the “Shares”) shall be calculated by multiplying the Earned Amount by [    ]%, and then dividing this number by the average Fair Market Value of the Common Stock for the last ten trading days immediately prior to the Ending Date.

Director

Cash Payment

The amount of cash (if any) to be issued in connection with the Cash Payment shall be calculated by multiplying the Earned Amount by [    ]%.

Any amount payable to you pursuant to this Agreement will be paid to you by the Company as soon as administratively practicable following the date of the Board’s certification that the Performance Goals have been satisfied, but no later than March 15 of the calendar year following the calendar year in which the Ending Date occurs (the “Payment Date”). With respect to the Stock Issuance (if any), the Company shall cause the Shares to be issued to you on the Payment Date. The Shares that may be issued to you under this Agreement, and the Cash Payment made to you under this Agreement, will be issued and made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Agreement.

Upon the issuance of Shares pursuant to this Agreement, such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

4.	EXAMPLE CALCULATION

Assume the following:

•	Performance Unit Grant of 1,000 units

•	Threshold, Target, and Maximum Award Modifiers of 50%, 100%, and 200% respectively

•	[Performance Goal A] performance at [ ] (precisely halfway between the Target and Maximum Milestones)

•	Performance of [ ] for [Performance Goal B] (precisely the Target Milestone)

•	Performance Goals are equally weighted.

•	Payment is to be made 50% in Cash and 50% in Common Stock

•	Target Value is $100

•	The average Fair Market Value of the Common Stock for the last ten trading days immediately prior to the Ending Date is $25

The total value of Performance Units to vest would be the following:

[Performance Goal A] Award Modifier:

500 Performance Units x 150% Award Modifier x $100 = $75,000 in value

[Performance Goal B]Award Modifier:

500 Performance Units x 100% Award Modifier x $100 = $50,000 in value

Director

Total Value of Vested Performance Units = $125,000

Example Payment of Performance Unit Value

The director will receive $62,500 in cash. The executive will also receive 2,500 shares of Common Stock ($62,500 in value divided by $25 average Fair Market Value of Common Stock).

5.	CESSATION OF BOARD MEMBERSHIP/CHANGE IN CONTROL OF THE COMPANY. Notwithstanding anything to the contrary in this Agreement, the following provisions will apply in the event you cease to be a member of the Board, or a Change in Control of the Company occurs, before the Ending Date. For purposes of this Agreement, a “Change in Control” of the Company shall have the meaning ascribed to such term in the Plan.

5.1 Cessation of Board Membership. In the event you cease to be a member of the Board for any reason before the Ending Date, (a) the Company will issue to you or your legal representative or estate shares of Common Stock in an amount equal to the product of (1) and (2) where (1) is the number of Shares you would have received under this Agreement if your membership on the Board had not ceased before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date on which your Board membership ceased, and the denominator of which is the number of days in the Performance Period; and (b) the Company will pay to you or your legal representative or estate a Cash Payment equal to the product of (1) and (2) where (1) is the amount in cash you would have received under this Agreement if your membership on the Board had not ceased before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date on which your Board membership ceased, and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 5.1 will be paid by the Company to you or your legal representative or estate on the Payment Date. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Agreement and the Company will have no further obligations to you pursuant to the Performance Units or this Agreement.

Change in Control of the Company. If a Change in Control of the Company occurs on or before the Ending Date and while you are an active member of the Board, then ten (10) business days after the closing date of the Change in Control of the Company, the Company or its successor will pay to you an amount in cash equal to the product of the Company’s closing stock price on the date of the Change in Control multiplied by the number of Performance Units that were awarded to you under this Agreement for the year in which the Change in Control of the Company occurs (the “Award Target Value”) and (b) a fraction, the numerator of which is the number of years through the closing date of the Change in Control of the Company in the Performance Period (rounded up to the nearest full year) and the denominator of which is the number of years in the current Performance Period. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or this Agreement.

6.	NONTRANSFERABILITY. The Performance Units and your rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.

7.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Performance Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

Director

8.	PERFORMANCE UNITS DO NOT AWARD CERTAIN RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Performance Units that are awarded hereby. Only after Shares are issued in exchange for your rights under this Agreement will you have all of the rights of a shareholder with respect to such Shares.

9.	RIGHTS TO RECEIVE DIVIDEND PAYMENTS. Cash dividends, stock, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Performance Unit shall be accumulated, and shall be subject to restrictions and risk of forfeiture to the same extent as otherwise set forth in this Agreement. The combined value of any such distributions shall be paid to you at the time such restrictions and risk of forfeiture lapse.

10.	NOT A SERVICE OR EMPLOYMENT AGREEMENT. This Agreement is not a service or employment agreement, and no provision of this Agreement shall be construed or interpreted to create a service or employment relationship between you and the Company or any Affiliate or guarantee the right to remain a Board member of or employed by the Company or any Affiliate for any specified term.

11.	SECURITIES ACT LEGEND. If you are or become an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

12.	LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

13.	REGISTRATION. The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

14.	SALE OF SECURITIES. The Shares that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

15.	COMPANY LIABLE FOR PAYMENT. Except as the Board may determine otherwise in connection with a Change in Control, the Company is liable for the payment of any amounts that become due under this Agreement.

Director

16.	SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement and all payments made hereunder, are intended to meet the short-term deferral exception described under section 1.409A-1(b)(4) of the applicable Treasury regulations, or otherwise comply with, Section 409A, and this Agreement shall be interpreted so as to effect that intent. By accepting this Award, you acknowledge and agree that (a) you are not relying upon any written or oral statement or oral statement or representation of the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with execution of this Agreement and the Shares issued or Cash Payment made pursuant to the Plan, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. By accepting this Award, you thereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Award and this Agreement.

17.	FRACTIONAL SHARES PAID IN CASH. In the event any share of Common Stock due hereunder is a fractional share, the Company shall pay the value of such fractional share in cash.

18.	MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on all successors and assigns of the Company.

In accepting the award of Performance Units set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING
PRODUCTS CORPORATION

[Name and Title of Executing Officer]

Director